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                                                                    EXHIBIT 99.1

Tuesday February 13, 4:32 pm Eastern Time

Press Release

SOURCE: S1 Corporation

S1 Corporation Reports Fourth Quarter and Year End 2000 Results;
Revenue and EBITDA Loss Per Share in Line with Expectations

ATLANTA, Feb. 13 /PRNewswire/ -- S1 Corporation (Nasdaq: SONE - news), a leading provider of Internet-based solutions for the financial services industry, reported revenues of $60.1 million for the quarter ended December 31, 2000, a 49% increase from $40.4 million recorded for the quarter ended December 31, 1999. Revenues for the year ended December 31, 2000 were $233.9 million, a 152% increase over annual revenues of $92.9 million for the year ended December 31, 1999. Excluding merger-related and certain non-cash charges, the Company posted an EBITDA (earnings before interest, taxes, depreciation and amortization) loss of $27.9 million, or $0.50 per share. The EBITDA loss for the year 2000 was $72.9 million as compared with a 1999 EBITDA loss of $10.3 million.

"The fourth quarter results we are announcing today reflect the impact of a number of initiatives we have undertaken to introduce greater operational efficiencies into the business and more effectively position ourselves and our customers for long-term success," said Jaime Ellertson, chief executive officer, S1 Corporation. "The steps we've taken are part of a clear, aggressive action plan to focus our strengths on high-potential opportunities within our core business units. This new sharper focus, combined with our clear market leadership position in the eFinance space, will be instrumental to meeting our strategic business objectives, including reaching EBITDA profitability during 2001."

During the fourth quarter of 2000, S1's financial results were impacted by a number of one-time events, including:

- the announced sunsetting of the Edify Retail Banking platform, which impacted both revenue and expense during the period for a net negative impact of approximately $6 million;

- the consolidation of technology platforms and worldwide systems, resulting in $3 million in additional expense;

- the announced merger of VerticalOne, an S1 subsidiary, with Yodlee, which impacted both revenue and expense during the period for a net negative impact of approximately $2 million;

- the opening of a new data center in EMEA, resulting in an incremental $1.5 million in expense;

- the hiring of a new chief executive officer and other senior executives, and other miscellaneous changes in organizational structure, resulting in approximately $1.5 million in additional costs.

Software licenses revenues in the fourth quarter were $11.1 million, a decline of 9% compared with the prior year quarter, and were $51.7 million for the year ended 2000, up 172% over 1999. Professional services revenues were $40.6 million in the fourth quarter 2000, a 77% increase over the prior year quarter, and totaled $154.4 million for the full-year 2000, or 174% over the year ended December 31, 1999.

Data Center revenues of $8.2 million in the fourth quarter were 156% above the level recorded during the same period last year. Data Center revenues for the



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year ended December 31, 2000 were $22.8 million, a 158% increase over full-year
1999 revenues. At year-end 2000, the total number of end users was 775,000.

The Company's gross margin for the fourth quarter 2000 was $22.9 million, representing a gross margin percentage of 38%, down from 46% in the fourth quarter 1999 and 46% in the immediate prior quarter. Gross margin for the full-year 2000 was $95.3 million, representing a gross margin percentage of 41%.

In the fourth quarter 2000, S1 incurred a net loss of $813.4 million, or $14.45 per share, compared to a net loss of $117.0 million, or $3.05 per share, for the fourth quarter 1999. The 2000 loss included the effect of a one-time non-cash charge in the amount of $778.4 million related to the impairment of certain acquisition-related intangibles. For the year ended December 31, 2000, S1 incurred a net loss of $1.1777 billion, or $22.07 per share, compared to a net loss of $125.1 million, or $4.28 per share, for the year ended December 31, 1999. The annual results included non-cash amortization of acquisition-related intangibles in the amount of $1.080 billion in 2000 and $40.2 million in 1999.

"As a result of a continued decline in the market, certain acquisition- related intangible assets were deemed to have become impaired, resulting in a one-time charge to earnings," said Robert Stockwell, chief financial officer, S1 Corporation. "In addition, we took a number of restructuring charges as a result of key strategic initiatives implemented during the quarter. The overwhelming majority of these items have no impact on our cash position. We believe that as a result of the non-cash charges we have taken in the fourth quarter, S1's reported results going forward will be more clearly representative of the true financial position of the Company."

Financial Guidance

In Q1 2001 the Company expects revenues in the range of $60-$63 million. Total annual revenue projections are in the range of $275-$285 million. The Company remains committed to its previously stated goal of reaching EBITDA profitability in 2001.

Conference Call Information

Mr. Ellertson will host a conference call this afternoon at 5:00 p.m. EST. The call may be accessed via the Internet at http://www.vcall.com/NASApp/Vcall/EventPage?ID=66920 . The call will be recorded and available for play back by dialing (888) 203-1112 (US & Canada) or (719) 457-0820 (International). The access code is 517451. The replay will be active until midnight EST on February 20, 2001.

About S1 Corporation

S1, the pioneer of Internet banking, is a leading global provider of innovative eFinance solutions and services that are centered on banking, brokerage and insurance. S1 is enabling financial service providers to create a complete Enterprise eFinance Experience(TM) by delivering the tools necessary to meet the evolving demands of their customers across various lines of businesses, market segments and delivery channels. Through its Open eFinance Architecture(TM), S1 offers a broad range of applications that empower financial institutions to increase revenue, strengthen customer relationships and gain competitive advantage. Additionally, through the Company's professional services organization, S1 applications can be


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implemented in-house or hosted in an S1 Data Center. Additional information about S1 is available at http://www.s1.com .

Forward-Looking Statements

This press release includes statements and other matters which are forward-looking and subject to a number of risks and uncertainties that could cause actual results to differ materially from expectations. The statements contained in this release that are forward-looking are based on current expectations and are subject to risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements. These risks and uncertainties include, but are in no way limited to:

   - the possibility that the anticipated benefits from our acquisition transactions will not be fully realized;

   - the possibility that costs or difficulties related to our integration of acquisitions will be greater than expected;

   - our dependence on the timely development, introduction and customers acceptance of new internet services;

   - rapidly changing technology and shifting demand requirements and internet usage patterns;

   - other risks and uncertainties, including the impact of competitive services, products and prices, the unsettled conditions in the internet and other high-technology industries and the ability to attract and retain key personnel; and

   - other risk factors as may be detailed from time to time in our public announcements and filings with the SEC, including the Company's annual report on Form 10-K for the year ended December 31, 1999.

Except as required by law, S1 will not update forward-looking statements over the course of future periods.

                                S1 Corporation
                           Selected Financial Data*
          (In thousands, except share, per share and end-user data)


                                                Three Months Ended                  Twelve Months Ended
                                                    December 31,                         December 31,
                                               2000               1999               2000             1999
 Revenues:
   Software licenses                     $    11,102        $    12,152          $    51,737     $    19,050
   Professional services                      40,629             23,030              154,447          56,432
   Data center                                 8,198              3,195               22,811           8,858
   Other                                         127              2,039                4,893           8,550
   Total revenues                             60,056             40,416              233,888          92,890
 Direct costs:
   Software licenses                             673                311                4,556             642
   Professional services                      29,135             16,461              109,355          36,327
   Data center                                 7,298              3,129               20,371           9,008
   Other                                          85              2,010                4,305           7,112
     Total direct
      costs                                   37,191             21,911              138,587          53,089
        Gross margin                          22,865             18,505               95,301          39,801
 Operating expenses:
   Selling and marketing                      16,251              8,763               54,719          12,169
   Product development                        21,054             10,055               68,800          24,036
   General and
    administrative                            14,698              6,928               45,850          13,913

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

   Depreciation and
   amortization                                9,822              2,998               25,891           6,924
 Stock option
   compensation expense                        1,326                797                5,383           1,118
 Marketing cost from
  warrant issued                                 ---                715                4,962             715
 Merger related and
   restructuring costs                        19,015              6,643               37,228           8,744
 Acquired in-process
   research and development                      ---             59,300               14,100          59,300
 Amortization and
   impairment of
   acquisition intangibles                   778,448             40,000            1,080,321          40,206
     Total operating
      expenses                               860,614            136,199            1,337,254         167,125
      Operating loss                        (837,749)          (117,694)          (1,241,953)       (127,324)
 Interest, investment and
  other income                                19,799                706               59,699           2,237
 Income tax benefit                            4,576                ---                4,576             ---
 Net loss                                $  (813,374)       $  (116,988)         $(1,177,678)    $  (125,087)
 EDITDA(1)                                   (27,922)            (7,241)             (72,846)        (10,317)
 EBITDA per common share(1)                    (0.50)             (0.19)               (1.37)          (0.35)
 Loss per common share from
 depreciation,
 amortization,                                (13.95)             (2.86)              (20.70)          (3.93)
 other charges and interest
   and investment income

 Net loss per common share               $    (14.45)       $     (3.05)         $    (22.07)    $     (4.28)

 Gross Margin %

 Software licenses                                94%                97%                  91%             97%
 Professional services                            28%                29%                  29%             36%
 Data Center                                      11%                 2%                  11%             -2%
 Other                                            33%                 1%                  12%             17%
 Total Gross Margins                              38%                46%                  41%             43%
    Weighted average common
     shares outstanding                   56,291,655         38,339,221           53,359,206      29,227,732
 Common shares outstanding
  at end of period                        57,965,770         48,831,243           57,965,770      48,831,243

                                        December 31,
                                     2000        1999
Cash and investment securities      172,128     130,604
Accounts receivable, net             97,800      70,136
Deferred Income                      31,006      29,752

 (1) Excludes merger related costs, stock option compensation expense, acquired in-process research and development, non-cash marketing expense and other charges from changes in the organizational structure.

SOURCE: S1 Corporation


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    /CONTACT:  Sam Perkins, Vice President, Investor Relations, 404-812-6671, or
sam.perkins@s1.com, or Julie Carlyle, 404-812-6646, or julie.carlyle@s1.com , both of S1 Corporation/
    /Web site:  http://www.s1.com /
    (SONE)